EXHIBIT 8.1

                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]


April 23, 1997

The Board of Directors
ML Bancorp, Inc.
Two Aldwyn Center
Villanova, Pennsylvania 19085

Gentlemen:

You have requested the opinion of KPMG Peat Marwick, LLP (KPMG) as to certain federal income tax consequences of a proposed merger of Penncore Financial Services Inc. into ML Bancorp, Inc. In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the AGREEMENT AND PLAN OF MERGER dated February 4, 1997 (Agreement) by and between Penncore Financial Services, Inc. and ML Bancorp, Inc. as well as the facts and representations which are provided below under the headings "STATEMENT OF FACTS" and "REPRESENTATIONS". If any fact or representation contained herein is not complete or accurate it is important that we be notified immediately in writing as this would cause us to change our opinion.

It is our understanding that this opinion is to be included in Form S-4, Registration Statement under the Securities Act of 1933, to be filed with the Securities Exchange Commission, and is also to be included in a proxy statement/prospectus to be furnished to the shareholders of Penncore Common Stock. The usage and reference of our above mentioned opinion is limited only to the aforementioned use and is not to be used in conjunction with any other purpose without our express permission and consent.

STATEMENT OF FACTS

Penncore Financial Services, Inc. (Penncore) is a Pennsylvania corporation and a bank holding company located in Newtown, Pa. Penncore's principal subsidiary is Commonwealth State Bank, a Pennsylvania state charted Bank. Penncore owns all the outstanding capital stock of Commonwealth State Bank. Penncore has a calendar year end for both financial reporting and tax purposes and computes its income for federal income tax purposes on the accrual method of accounting. Penncore has no net operating loss carryovers. Penncore has an authorized capital structure of 2,000,000 shares of common stock with a par value of $5.00 per share (Penncore Common Stock), of which 398,868 shares of common stock are issued and outstanding as of March 31, 1997. Penncore's stock is not listed or traded on any stock exchange.

ML Bancorp Inc. (Bancorp) is a Pennsylvania corporation and a unitary savings and loan holding company located in Villanova, Pa. Bancorp's stock is publicly traded on the open market. Bancorp is subject to regulation by the Office of Thrift Supervision. Bancorp is the common parent of a group of corporations filing a consolidated return. Bancorp's principal subsidiary is Main Line Bank, a federally chartered stock savings bank. Bancorp has a March 31 year end for both financial reporting and income tax purposes and computes its income for federal income tax

KPMG Peat Marwick LLP

The Board of Directors
ML Bancorp, Inc.
April 23, 1997
Page 2


purposes on the accrual method of accounting. Bancorp is an SEC registrant. Bancorp has an authorized capital structure of 30,000,000 shares of common stock with a par value of $0.01 per share (Bancorp Common Stock), of which 11,276,544 shares of common stock are issued and outstanding as of March 31, 1997. Bancorp also has authorized 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding.

Bancorp and Penncore have entered into and agreement and plan of merger dated February 4, 1997 whereby Penncore would be merged with and into Bancorp. Shareholders of Penncore will receive in exchange for their shares cash, shares of Bancorp Common Stock, or a combination of cash and shares of Bancorp Common Stock (the "Merger"). Each share of Penncore Common Stock is expected to be exchanged for cash of approximately $36.56 without interest, 2.50 shares of Bancorp Common Stock (the Exchange Ratio), or a pro-rata combination of these two forms of consideration in accordance with certain election and allocation procedures contained in the Agreement. Regardless of the election by Penncore's shareholders, no more than 70% and no less than 51% of Penncore's shares can be exchanged for Bancorp Common Stock. Cash will be issued to Penncore shareholders in lieu of any fractional shares. As a result of the Merger, Bancorp will be the surviving corporation and will acquire all the assets and liabilities of Penncore and Penncore will merge out of existence.

As the market value of Bancorp Common Stock may change prior to the consummation of the merger, the number of Bancorp Common Stock shares to be exchanged for each share of Penncore's shares would vary from the 2.50 shares listed above. Any adjustment in the Exchange Ratio will be determined by the average of the last reported sales prices of Bancorp common stock, as reported by NASDAQ, for the ten trading days ending on the 11th day before the merger becomes effective (the Average Price). If the Average Price of Bancorp common stock exceeds $16.75, the Exchange Ratio shall be decreased from 2.50 to a number equal to $41.875 (which is $ 16.75 x 2.50) divided by the Average Price. However, if there has been any public announcement prior to the ten trading days ending on the 11th day before the merger becomes effective, of the proposed acquisition or sale of all of Bancorp's common stock or substantially all of Bancorp's assets, then the Exchange Ratio shall remain at 2.50 even if the Average Price exceeds $16.75. Penncore's Board of Directors may terminate the Merger in the event that the Average Price of Bancorp's common stock is less than $ 12.50 unless Bancorp elects to increase the Exchange Ratio to a number equal to $31.25 divided by the Average Price. Upon exercise of the Bancorp Exchange Ratio Option, the Merger will remain in full force and effect.

The following steps will be used to complete and accomplish the Merger:

(i) On the effective date of the Merger, Penncore will merge with and into Bancorp, pursuant to state law upon the approval of the Merger by the legally required majority of stockholders of Penncore (75%) and upon receipt of approval of the Office of Thrift Supervision (OTS), the Pennsylvania Department of Banking, and other regulatory agencies. Bancorp will be the

KPMG Peat Marwick LLP


The Board of Directors
ML Bancorp, Inc.
April 23, 1997
Page 3

surviving corporation and shall continue its corporate existence. At that time, the separate corporate existence of Penncore will cease and all assets and property then owned by Penncore will become the property of Bancorp and concurrently therewith, Bancorp will assume all of Penncore's liabilities and obligations.

(ii) Shareholders of Penncore will receive in exchange for their shares cash in the amount of $36.56 without interest, 2.50 shares of Bancorp Common Stock, or a combination of cash and shares of Bancorp Common Stock, depending on the outcome of certain elections, as described in the Agreement. No more than 70% and no less than 51% of Penncore's shares will be exchanged for Bancorp Common Stock. Cash will be issued to Penncore shareholders in lieu of any fractional shares.

(iii) Dissenting shareholders of Penncore who object to the merger and comply with prescribed statutory procedures will receive cash from Penncore equal to the fair market value of their shares of Penncore.

REPRESENTATIONS

KPMG is relying on the following representations in rendering the opinions contained herein. It is understood that KPMG has not independently verified the accuracy of any of these representations:

     (1) The fair market value of the Bancorp Common Stock and other consideration received by each Penncore shareholder will be approximately equal to the fair market of the Penncore Common Stock surrendered in the exchange.

     (2) To the best of the knowledge of the management of Bancorp and Penncore, there is no plan or intention by the shareholders of Penncore to sell, exchange, or otherwise dispose of a number of shares of Bancorp Common Stock received in the transaction that would reduce the Penncore shareholders' ownership of Bancorp Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Penncore as of the same date. For purposes of this representation, shares of Penncore Common Stock exchanged for cash or other property, surrendered by dissenters exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Bancorp Common Stock, will be treated as outstanding Penncore stock on the date of the transaction. Moreover, shares of Penncore Common Stock and shares of Bancorp Common Stock held by Penncore shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

KPMG Peat Marwick LLP


The Board of Directors
ML Bancorp, Inc.
April 23, 1997
Page 4

     (3) Bancorp will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Penncore immediately prior to the transaction. For purposes of this representation, amounts paid by Penncore to dissenters, amounts paid by Penncore to shareholders who receive cash or other property, Penncore assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Penncore immediately preceding the transfer, will be included as assets of Penncore held immediately prior to the transaction.

     (4) Bancorp has no plan or intention to reacquire any of its stock issued in the transaction.

     (5) Bancorp has no plan to sell or otherwise dispose of any of the assets of Penncore acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.

     (6) The liabilities of Penncore assumed by Bancorp and the liabilities to which the transferred assets of Penncore are subject were incurred by Penncore in the ordinary course of its business.

     (7) Following the transaction, Bancorp will continue the historic business of Penncore or use a significant portion of Penncore's business assets in a business.

     (8) Bancorp, Penncore, and the shareholders of Penncore will pay their respective expenses, if any, incurred in connection with the transaction.

     (9) There is no intercorporate indebtedness existing between Bancorp and Penncore or between Bancorp and Penncore that was issued, acquired, or will be settled at a discount.

     (10) No two parties to the transaction are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     (11) Penncore is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

     (12) The fair market value of the assets of Penncore transferred to Bancorp will equal or exceed the sum of the liabilities assumed by Bancorp, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (13) No distributions have been or will be made with respect to the stock of Penncore immediately preceding the proposed transaction except for regular normal distributions.

KPMG Peat Marwick LLP

The Board of Directors
ML Bancorp, Inc.
April 23, 1997
Page 5

     (14) Bancorp does not currently own, nor has it previously owned, any stock of Penncore.

     (15) The payment of cash in lieu of fractional shares of Bancorp Common Stock is solely for the purpose of avoiding the expense and inconvenience to Bancorp of issuing fractional shares and does not represent separately bargained-for consideration. No Penncore shareholder will receive cash in lieu of more than a fractional share of Bancorp Common Stock and the total consideration that will be cash in lieu of fractional shares will be less than 1% of the total consideration paid pursuant to the Merger.

     (16) None of the compensation to be received by the shareholders/employees of Penncore will be separate consideration for, or allocable to, any of their shares of Penncore stock, none of the shares of Bancorp stock received by any shareholder/employees will be separate consideration for, or allocable to any employment agreement, and the compensation to be paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (17) Shares of Bancorp Common Stock issued as part of the transaction will have a fair market value less than 50 percent of the fair market value of all the outstanding shares of Bancorp immediately after the Merger.

     (18) The fair market value of the Bancorp Common Stock shares issued as part of the merger will equal or exceed 50 percent of the fair market value of the total consideration paid for the Penncore shares.

OPINION

Based solely on the Agreement and the Statement of Facts and Representations set forth in this opinion letter, it is the opinion of KPMG that the following federal income tax consequences will occur as a result of the above transaction:

     (1) Provided the proposed merger of Penncore with and into Bancorp, as described in the Agreement, qualifies as a statutory merger, then the Merger will qualify as a reorganization under section 368(a)(1)(A) of the Code.

     (2) Penncore and Bancorp will each be "a party to a reorganization" within the meaning of section 368(b).

KPMG Peat Marwick LLP

The Board of Directors
ML Bancorp, Inc.
April 23, 1997
Page 6

     (3) No gain or loss will be recognized to Penncore upon the transfer of substantially all of its assets to Bancorp in exchange for Bancorp stock, cash, and Bancorp's assumption of Penncore's liabilities (sections 361(a) and 357(a)).

     (4) No gain or loss will be recognized by Bancorp upon the acquisition by Bancorp of substantially all of the assets of Penncore in exchange for Bancorp stock, cash, and the assumption of Penncore's liabilities by Bancorp (Section 1032(a)).

     (5) The basis of each of the Penncore assets acquired by Bancorp pursuant to the Merger will be the same in the hands of Bancorp as the basis of such asset in the hands of Penncore immediately prior to the Merger (section 362(b)).

     (6) The holding period of the assets of Penncore received by Bancorp pursuant to the Merger will in each instance include the period for which such asset was held by Penncore (section 1223(2)).

     (7) Penncore shareholders will recognize no gain or loss upon their exchange of Penncore Common Stock solely for shares of Bancorp Common Stock (section 354(a)).

     (8) If a Penncore shareholder receives both cash and Bancorp Common Stock for his Penncore Common Stock, gain will be recognized, but not in an amount in excess of the amount of cash received. (Section 356(a)(1) of the Code.) With regard to any Penncore shareholder, if the exchange has the effect of the distribution of a dividend (determined with the application of section 318), then the amount of gain recognized that is not in excess of such Penncore shareholder's ratable share of undistributed earnings and profits of Penncore will be treated as a dividend. (Section 356(a)(2)). The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder by shareholder basis in accordance with the principles enunciated in Commissioner v. Clark, 109 S. Ct. 1455
     (1989). No loss will be recognized. (Section 356(c)).

     (9) The basis of the Bancorp Common Stock received pursuant to the Merger by the shareholders of Penncore (including fractional shares) will be the same as the basis of the Penncore stock surrendered in exchange therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, that was treated as a dividend and the amount of gain recognized to the shareholder on the exchange (not including any portion of such gain that is treated as a dividend.) Section 358(a)(1) of the Code.

     (10) The holding period of the Bancorp Common Stock received pursuant to the Merger by Penncore shareholders will include the period during which the Penncore Common Stock surrendered in exchange therefor was held by the Penncore shareholders, provided

Peat Marwick LLP

The Board of Directors
ML Bancorp, Inc.
April 23, 1997
Page 7

     that the Penncore Common Stock surrendered was a capital asset in the hands of the Penncore shareholders on the date of the exchange (section 1223(1)).

     (11) If a Penncore shareholder elects and receives solely cash or dissents to the transaction and receives solely cash in exchange for Penncore Common Stock, such cash will be treated as having been received as a distribution in redemption of the Penncore Common Stock, subject to the provisions of section 302 of the Code. Where, as a result of such distribution, a shareholder owns no Bancorp stock, either directly or by reason of the application of section 318, the redemption will be a complete termination of interest within the meaning of section 302(b)(3), and such cash will be treated as a distribution in full payment in exchange for his or her Penncore stock as provided in section 302(a) provided Penncore is not a collapsible corporation within the meaning of section 341(b). Such shareholders will recognize gain or loss under section 1001 measured by the difference between the amount of cash received and the adjusted basis of the Penncore stock surrendered. Rev. Rule. 74-515, 1974-2 C.B. 118.

     (12) Cash issued in lieu of fractional share interests of Bancorp stock will be treated as if the fractional shares of Bancorp stock were actually issued to the Penncore shareholders and then redeemed by Bancorp for cash. Rev. Rule. 66-365, 1966-2 CB 116. Such cash will be treated as received in full payment in exchange for the Bancorp fractional share under section 302(a). Rev. Proc. 77-41, 1977-2 CB 574.

     (13) The taxable year of Penncore will end on the effective date of the merger. Section 381(b)(1) of the Code.

     (14) Bancorp will succeed to and take into account the items of Penncore described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383, and 384 of the Code and the regulations thereunder.

     (15) As provided by section 381(c)(2) of the Code and section 1.381(c)(2)-1 of the Treasury Regulations, Bancorp will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Penncore as of the date of the transfer. Any deficit in earnings and profits of Penncore will be used only to offset earnings and profits accumulated after the date of transfer.

                                 *************

KPMG Peat Marwick LLP

The Board of Directors
ML Bancorp, Inc.
April 23, 1997
Page 8

The opinion expressed above is rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax or legal aspect of this transaction. Our opinion is based on the completeness and accuracy of the above-stated facts and representations. If any of the foregoing are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. Unless you specifically request otherwise, we will not update these opinions for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.

KPMG PEAT MARWICK LLP




/s/ KPMG PEAT MARWICK LLP
----------------------------------